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                                                                    Exhibit 99.1


For Immediate Release:    Contact:  Jennifer Pounders, CRT
January 4, 1999                              804-343-2303

TRITON PCS UNVEILS SUNCOM BRAND, THE NEWEST DIGITAL WIRELESS SERVICE IN
SOUTHEAST

     AT&T WIRELESS SERVICES AFFILIATE READIES FOR LAUNCH IN 5-STATE REGION

MALVERN, Pa., Jan. 4 Triton PCS Inc., the first member of the AT&T network of affiliates, today announced it has selected SunCom as the brand name for its powerful digital wireless network in the Southeast.

     The company is building a digital wireless network including service areas in Virginia, North Carolina, South Carolina, Georgia and Northeastern Tennessee, which when it launches operations soon, will enable AT&T Wireless Services to extend AT&T Digital PCS features and functions to customers across the Southeast, in markets not currently served by AT&T. SunCom's service will be introduced to a contiguous area covering a network territory of 13 million people. AT&T Wireless Services currently operates the largest digital wireless network in North America and is licensed to cover more than 95 percent of the United States population.

     "The name SunCom reflects the values of our company and our service," said Steve Skinner, Triton PCS president and chief operating officer. "We are bringing a new level of service and vision to the wireless industry through our joint venture affiliation with AT&T Wireless Services ubiquitous, high quality service from local people you want to do business with. The image the SunCom brand conveys, particularly in association with the AT&T brand, is a powerful force that will give us the strength to stand out in our markets."

     SunCom will be operating with the most widely used digital wireless technology in the United States, Time Division Multiple Access (TDMA). This is fully compatible with AT&T's digital wireless network, throughout which SunCom customers will be able to roam and access their PCS features.

     "A key part of our strategy at AT&T is to extend a seamless TDMA IS-136 footprint for our customers, and make this feature-rich technology available for consumers in new markets across the country," said Dan Hesse, president and chief executive officer of AT&T Wireless Services. "Our relationship with Triton, as a member of the AT&T network of affiliates, is part of our plan to meet that objective. Triton is a strategic partner for us because the company understands the needs of consumers in its local markets and has a strong management team which is able to quickly adapt to changing needs."

     SunCom has established Mid-Atlantic Regional Headquarters in Richmond, VA, and Southern Regional Headquarters in Charleston, SC. Steve McNulty, a Virginia native, serves as Mid-Atlantic Regional president, and Mike Mears, a life-long resident of South Carolina, as Southern Regional president. Both McNulty and Mears are veterans in the wireless industry.

      More information about the company, its service plans and store locations may be obtained by contacting:

     TRITON PCS INC.
     DAN HOPKINS
     VICE PRESIDENT AND TREASURER
     610-722-4447